Exhibit 10.5
Joint Bidding Agreement
     This Joint Bidding Agreement (this “Agreement”), dated June 29, 2007, by and between AT&T Inc. (“AT&T”) and Dobson Communications Corporation (“Dobson”) sets forth the procedures by which AT&T and Dobson shall bid jointly in the auction of the 700 MHz spectrum, which the Federal Communications Commission (the “Commission” or the “FCC”) is statutorily required to commence no later than January 28, 2008 (the “Auction”).
     1. AT&T and Dobson shall participate in the Auction pursuant to this Agreement. Dobson shall not otherwise participate in the Auction or enter into any other bidding agreement or understanding for the Auction without the express written consent of AT&T. AT&T may add third parties to this Agreement or enter into other bidding arrangements with other applicants in the Auction.
     2. AT&T shall bid on behalf of both AT&T and Dobson. No later than five (5) business days immediately preceding the date on which the FCC Form 175 is required to be filed, Dobson shall provide AT&T in writing the preliminary list of licenses that Dobson desires to win in the Auction (the “Dobson Licenses”) and the tentative maximum amount it is willing to pay for each Dobson License, provided, however, that the maximum bid amount for all the Dobson Licenses shall not exceed [*].
     3. AT&T shall disclose to Dobson in writing no later than five (5) business days immediately preceding the date on which the FCC Form 175 is required to be filed the preliminary list of licenses on which AT&T wishes to win in the Auction (“AT&T Licenses”). AT&T may bid without restriction for such licenses or any other licenses as AT&T deems appropriate.

*	Confidential information has been omitted and filed separately with the SEC.

     4. AT&T shall file a timely FCC Form 175 with the FCC for the Auction, which shall identify at least the AT&T Licenses and the Dobson Licenses as the licenses on which AT&T will bid. Dobson shall provide AT&T with such information and assistance in a timely manner as AT&T may require to complete and timely file the FCC Form 175.
     5. AT&T shall pay such upfront fees and assessments, including any penalties, as may be required by the FCC to enable it simultaneously to bid on and win both the Dobson Licenses and the AT&T Licenses. Dobson shall reimburse AT&T by wire transfer no later than the day on which the upfront payments are due for the amount of the upfront fees and assessments attributable to the Dobson Licenses, including any penalties that would be attributable to Dobson if it was the applicant. If there is any defect in the FCC Form 175, AT&T shall use commercially reasonable efforts to cure any such defect(s) in a timely fashion. Dobson shall, in a timely manner, cooperate with and reasonably assist AT&T in connection with AT&T’ efforts to cure such defects.
     6. The Parties intend to enter into a Bidding Protocol Agreement prior to the commencement of the Auction, but if no such agreement is reached, the following principles shall apply: (a) throughout the Auction, AT&T will keep Dobson fully informed concerning the bidding process, including, but not limited to, the results of each bidding round and AT&T’ plans with respect to the next bidding round; (b) AT&T will consult with Dobson concerning the bidding for the Dobson Licenses for each bidding round, and, consistent with Section 2 of this Agreement, AT&T shall bid for such licenses as may be directed by Dobson, including Dobson Licenses and licenses that are not Dobson Licenses on which Dobson desires to bid in order to satisfy minimum eligibility rations in any given round; (c) Dobson shall provide AT&T with appropriate directions concerning the bidding for such licenses in each bidding round in a prompt and timely manner such that AT&T can implement those directions in an orderly fashion during each bidding round; (d) Dobson shall designate prior to the commencement of the Auction one or more individuals (“Dobson Representatives”) who shall represent Dobson’s interests during the Auction, who are familiar with the Commission’s auction processes, and who are authorized to commit Dobson with respect to decisions made during the Auction; (e) the Dobson Representatives shall be available throughout the Auction to consult with AT&T in a prompt and timely manner; and (f) up to two Dobson Representatives may be in attendance on the premises employed by AT&T to participate in the Auction.
     7. Dobson shall contribute to the costs of the software that AT&T reasonably requires to participate effectively in the Auction (which AT&T anticipates will equal approximately $300,000) based on the ratio of Dobson’s eligibility units to AT&T’ eligibility units as determined by the Commission in accordance with its Public Notice establishing the bidding procedures for the Auction (the “Eligibility Units”). For the avoidance of doubt, the Eligibility Units shall equal the upfront payments associated with the Dobson Licenses and with the AT&T Licenses as specified in the Commission’s Public Notice establishing the bidding procedure for the Auction, without regard to penalties, if any, that either AT&T or Dobson shall be required to pay. AT&T shall bear the costs of providing the physical facilities, telecommunications services and other reasonable internal support functions.
     8. Dobson may, at any time after the commencement of the Auction, upon written timely notice to AT&T
     a. modify the licenses which constitute the Dobson Licenses provided that Dobson has the Eligibility Units to bid for the revised list of Dobson Licenses and provided further that Dobson may not delete any license for which AT&T is the standing high bidder at the time,
     b. modify the maximum price it is willing to pay for any Dobson License or all Dobson Licenses, provided that (i) the modified maximum price for a Dobson License is not less than the amount for which AT&T is the standing high bidder pursuant to a bid directed by Dobson for that Dobson License or the modified maximum price for all Dobson Licenses is not less than the total amount for which AT&T is the standing high bidder by reason of bids directed by Dobson for all the Dobson Licenses and (ii) the modified maximum price does not cause the total price for all Dobson Licenses to exceed the cap set forth in Section 3 of this Agreement.
     9. In the event that both AT&T and Dobson are interested, either initially or at any time during the Auction, in acquiring the same license(s) or license(s) that serve overlapping geographic areas, the Parties shall discuss in good faith which license(s) to bid on and the maximum amount to bid for such license(s) in order to satisfy both Parties’ requirements while minimizing the number of licenses on which AT&T will bid.
     10. If the Parties cannot agree on how to accommodate both Parties’ interests in the same license (a “Joint License”), AT&T shall use commercially reasonable efforts, in consultation with Dobson, to acquire sufficient spectrum to meet the needs of both AT&T and Dobson, provided, however, that, where the high-bid for a license in any bidding round exceeds the maximum amount a Party is willing to bid for that license or would result in Dobson exceeding the cap in Section 3 of this Agreement, AT&T shall thereafter attempt to acquire the license solely for the Party whose maximum has not been exceeded and that license shall no longer be treated as a Joint License but rather as either an AT&T or a Dobson License.

     11. If the Auction concludes before the merger is consummated, AT&T shall acquire and hold in its name any license for which it was the high-bidder in the Auction, except that Dobson shall wire AT&T no later than the dates on which AT&T is required to make the down payment and the final payment(s) for the Dobson License(s) the amounts AT&T is required to pay to acquire the Dobson License(s), including any penalty payments (collectively the “Purchase Price”). Where the license was a Joint License, AT&T shall pay the Purchase Price, except that where AT&T is the high-bidder for more than one license to serve the same or overlapping areas as a result of its efforts pursuant to Section 10, Dobson shall reimburse AT&T no later than the day on which a payment is due the Purchase Price attributable to any license(s) acquired to meet Dobson’s spectrum needs. Where AT&T acquires a license that is neither an AT&T, a Dobson or a Joint License (an “Unwanted License”), Dobson shall only be responsible for paying for such Unwanted Licenses as resulted from a bid for such license at Dobson’s direction.
     12. In the event that the Merger Agreement terminates or is terminated after the Auction is concluded, and
     a. AT&T acquires on Dobson’s behalf one or more Dobson Licenses, the Parties shall file within thirty (30) days thereafter, and diligently prosecute, any applications that may be necessary to assign the Dobson License(s) to Dobson. Each Party will cooperate and reasonably assist each other in preparing and prosecuting any such applications.
     b. AT&T acquires one or more Joint Licenses, the Parties shall negotiate in good faith to determine how best to allocate, partition or disaggregate the Joint Licenses. If the Parties cannot reach agreement concerning the allocation, partition or disaggregation of a Joint License, they shall allocate those licenses as follows:

     i. Each Party will select in a weighted rotation, license by license, the Joint Licenses they wish to acquire.
     ii. The Party selecting first shall be selected at random, but the relative number of opportunities for each Party to select shall be determined by the ratio of their Eligibility Units. For example, if Dobson has x Eligibility Units and AT&T has 3x Eligibility Units, AT&T will get to select 3 licenses for each license Dobson selects.
     c. Where any Joint License is partitioned or disaggregated or both partition and disaggregated, the Parties shall file within thirty (30) days of the date on which the Parties agree to the partitioning and/or disaggregation such application(s) with the FCC as may be necessary to partition and/or disaggregate the license. Each Party will cooperate and reasonably assist each other in preparing and diligently prosecuting any such applications.
     d. Where the Joint License is not partitioned or disaggregated and Dobson has the right to acquire the license, the Parties shall file within thirty (30) days after the Parties resolve which Party will acquire the license, and diligently prosecute, any applications that may be necessary to assign the license to Dobson. Each Party will cooperate and reasonably assist each other in preparing and prosecuting any such applications.
     e. Each Party shall be responsible for the Purchase Price of any Joint or any partitioned and/or disaggregated Joint License acquired by that Party. Where a Joint License is partitioned and/or disaggregated, the Purchase Price shall be apportioned based on the MHz-POPs in the area served by the licenses acquired by Dobson and by AT&T.

Dobson shall reimburse AT&T for Dobson’s portion of the Purchase Price plus interest at simple 8.0% annual rate for any Joint,, partitioned and/or disaggregated Joint License it acquires at the closing after FCC grant of the application(s) to assign the license or portion thereof to Dobson. Such closing shall take place no later than ten (10) business days after the FCC grant of the assignment application is final, unless both Parties agree to an earlier closing date.
     13. In the event that the Merger Agreement terminates or is terminated:
     a. before the Form 175 is filed with the Commission, this Agreement shall terminate simultaneously with the termination of the Merger Agreement;
     b. after the Form 175 is filed with the Commission but before the Auction concludes, this Agreement shall remain in effect and AT&T shall continue to bid on behalf of Dobson on any license available in the auction as Dobson may direct that would not cause Dobson to exceed its allocated Eligibility Units, but the Parties will only coordinate as required for Dobson to direct AT&T’ bidding on Dobson’s behalf.
     14. Except as required by the FCC rules and policies, as otherwise required by law, as necessary to add a third party to this Agreement or for AT&T to enter into a business arrangement with others, or as otherwise mutually agreed, neither Party shall disclose to a third party or publicize any of the terms of this Agreement, or any aspect of any bidding or transaction contemplated by the Parties. If the Parties are required to file the Exhibits to this Agreement with the FCC, they will use commercially reasonable efforts to assure that they are treated as proprietary and confidential by the FCC under its rules and not disclosed publicly or to any third party.

     15. Each Party shall follow procedures designed to ensure compliance with all applicable laws, including, but not limited to (a) Commission rules relating to the conduct of the Auction and (b) the Commission’s anti-collusion rule, as interpreted by the Commission. Each Party shall promptly notify the other in the event that it becomes aware that there has been or may have been a breach of the Commission’s anti-collusion rule.
     16. The Parties understand that the Commission has not adopted final rules for the conduct of the Auction and that the adoption of those rules could affect the terms of this Agreement. If that should occur, the Parties agree to negotiate in good faith to modify this Agreement so that the intent of the Parties, as reflected in this Agreement, is preserved under the new Commission rules. However, if the Parties cannot reach an agreement on any modifications to this Agreement, this Agreement shall remain binding and control their participation in the Auction.
     17. Except as otherwise provided in the next sentence, every provision of this Agreement is intended to be severable, and, if any part of any provision hereof is unenforceable or invalid in any respect, such part shall be ineffective to the extent of such unenforceability of invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions hereof. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of the provisions of this Agreement without such unenforceable or invalid provision would be to cause either Party to lose a material benefit derived from this Agreement, in which case this entire Agreement shall be of no force or effect.
     18. Each signatory to this Agreement is duly authorized to execute this Agreement and to bind the Party represented. Each Party represents and warrants that it is authorized to enter into this Agreement and that the execution, delivery and performance of this Agreement will not violate any judgment, decree, order, or agreement to which it is a party nor contravene any other agreement or understanding to which it is legally bound, or any law, rule, or regulation applicable to it.
     19. Except for Merger Agreement by and between AT&T, Alpine Merger Sub, Inc., and Dobson, this Agreement constitutes the entire agreement between or among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between or among the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.
     20. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed within such state, without giving effect to conflict of laws principles.
     21. The Parties shall perform all such acts, enter all such agreements, file all such reports, and do all such things as are necessary to carry out fully the Parties’ intent hereunder.
     22. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute the same agreement.

AT&T INC.
/s/ Rick Moore
By: Rick Moore
Title:	Senior Vice President — Corporate Development

DOBSON COMMUNICATIONS CORPORATION
/s/ Steven P. Dussek
By: Steven P. Dussek
Title:	Chief Executive Officer and President